EXHIBIT 99.1

VANtage Systems Partners with Zanett

Zanett Commercial Solutions Strengthens Oracle Platform


NEW YORK--Feb. 6, 2006--Zanett Inc (NASDAQ:ZANE - News) today announced that its operating company Zanett Commercial Solutions (ZCS) and VANtage Systems, an Oracle development firm based in Sharon, MA, have entered into a strategic partnership to provide customers with an enhanced slate of Oracle ERP solutions. Zanett anticipates an approximate $2,000,000 boost in 2006 revenues from the partnership.
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"We are pleased to bring VANtage into the Whitbread and Zanett family," said
John Schmottlach, head of the Whitbread Technologies Practice of ZCS that works most closely with Vantage. "This partnership combines VANtage's Oracle development expertise with Whitbread's Oracle implementation and integration expertise. Our customers have consistently expressed a desire to develop long term relationships with a single partner that provides end-to-end solutions covering the entire applications lifecycle. We are pleased to now be able to provide that level of service."

Bhaskar Rao, VANtage Systems' President, added, "We have worked with Whitbread on many projects over the last several years. Together, we offer a breadth and depth of Oracle services that are unparalled in the northeast."

"Providing the most comprehensive and valuable IT solutions to our commercial and government customers is a strategic priority for us," stated David McCarthy, CEO. "This partnership represents a big step forward toward expanding the depth and breadth of our Oracle-centric capabilities and achieving that goal.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.

About Zanett, Inc. (www.Zanett.com)

Zanett is an information technology ("IT") company that provides mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Commercial Solutions and Government Solutions.

The Company's Commercial Solutions segment provides full lifecycle, high value, end-to-end business solutions including services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, as well as related security and design services.

Whitbread Technology Partners, a practice within Zanett Commercial Solutions, was founded in January 2000 to offer custom enterprise resource planning
(ERP), supply chain management (SCM) and customer relationship management
(CRM) solutions to customers using the Oracle E-Business Suite of software applications. Whitbread's areas of expertise include; project management, business and functional application consulting, technology and application support including remote and internal managed services.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California. Founded in 2000, Zanett is listed on the Nasdaq under the symbol ZANE.


Contact:
Zanett Inc.
Claudio Guazzoni, 646-502-1800
corporaterelations@zanett.com

or

Whitbread Technology Partners
Jim Napier, 617-875-8045
jnapier@whitbreadtech.com